From:    Brendan Conway (media)
414-221-4444
brendan.conway@wecenergygroup.com

    Beth Straka (investment community)
414-221-4639
beth.straka@wecenergygroup.com

February 2, 2023

WEC Energy Group posts 2022 results

MILWAUKEE – WEC Energy Group (NYSE: WEC) today reported net income of $1.4 billion, or $4.45 per share, for 2022. This compares to earnings of $1.3 billion, or $4.11 per share, for 2021 – a year-over-year increase of 8.3 percent.

For the fourth quarter of 2022, WEC Energy Group recorded net income of $252.7 million, or 80 cents per share. This compares to earnings of $224.2 million, or 71 cents per share, for the fourth quarter of 2021.

Consolidated revenues totaled $9.6 billion for 2022, up $1.3 billion compared to 2021 revenues.

“I’m pleased to report that we delivered an exceptional year on virtually every meaningful measure – from employee safety and customer satisfaction to growth in earnings per share,” said Gale Klappa, executive chairman. “Three major factors shaped our strong results: favorable weather, solid growth in our infrastructure and transmission segments, and execution of our capital plan – focused on delivering affordable, reliable and clean energy.”

Natural gas deliveries in Wisconsin, excluding natural gas used for power generation, increased by 10.2 percent during 2022. On a weather-normal basis, natural gas deliveries were 5.4 percent higher.

Retail deliveries of electricity – excluding the iron ore mine in Michigan’s Upper Peninsula – were down by 0.2 percent for the full year 2022.

Electricity consumption by small commercial and industrial customers was 0.6 percent higher during 2022. Electricity use by large commercial and industrial customers – excluding the iron ore mine – fell by 0.5 percent.

Residential electricity use decreased by 0.8 percent.

On a weather-normal basis, retail deliveries of electricity during 2022 – excluding the iron ore mine – increased by 0.1 percent.

“Today, we are also reaffirming the company’s 2023 earnings guidance. We expect earnings to be in a range of $4.58 to $4.62 per share. The midpoint of the range is $4.60 per share, which represents growth of 6.7 percent from the midpoint of the company’s original guidance for 2022,” Klappa said.

On Jan. 19, the board of directors declared a quarterly cash dividend of 78 cents per share on the company's common stock, an increase of 7.2 percent over the previous year's quarterly dividend.

Earnings per share listed in this news release are on a fully diluted basis.

Conference call

A conference call is scheduled for 1 p.m. Central time, Thursday, Feb. 2. The call will review 2022 earnings and the company's outlook for the future.

All interested parties, including stockholders, news media and the general public, are invited to listen. Access the call at 888-330-2443 up to 15 minutes before it begins. The number for international callers is 240-789-2728. The conference ID is 3088105.

Conference call access also is available at wecenergygroup.com. Under ‘Webcasts,’ select ‘Year-End Earnings.’ In conjunction with this earnings announcement, WEC Energy Group will post on its website a package of detailed financial information on its 2022 performance. The materials will be available at 6:30 a.m. Central time, Thursday, Feb. 2.

Replay

A replay will be available on the website and by phone. Access to the webcast replay will be available on the website about two hours after the call. Access to a phone replay also will be available approximately two hours after the call and remain accessible through Feb. 16, 2023. Domestic callers should dial 800-770-2030. International callers should dial 647-362-9199. The replay conference ID is 3088105.

WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.6 million customers in Wisconsin, Illinois, Michigan and Minnesota.

The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, Minnesota Energy Resources and Upper Michigan Energy Resources. Another major subsidiary, We Power, designs, builds and owns electric generating plants. In addition, WEC Infrastructure LLC owns a growing fleet of renewable generation facilities in the Midwest.

WEC Energy Group (wecenergygroup.com) is a Fortune 500 company and a component of the S&P 500. The company has approximately 37,000 stockholders of record, 7,000 employees and more than $41 billion of assets.

Forward-looking statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based upon management’s current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these statements. Forward-looking statements include, among other things, statements concerning management’s expectations and projections regarding earnings and future results. In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “guidance,” “intends,” “may,” “objectives,” “plans,” “possible,” “potential,” “projects,” “should,” “targets,” “will” or similar terms or variations of these terms.

Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: general economic conditions, including business and competitive conditions in the company’s service territories; timing, resolution and impact of rate cases and other regulatory decisions; the company’s ability to continue to successfully integrate the operations of its subsidiaries; availability of the company’s generating facilities and/or distribution systems; unanticipated changes in fuel and purchased power costs; key personnel changes; varying and severe weather conditions; continued industry restructuring and consolidation; continued advances in, and adoption of, new technologies that produce power or reduce power consumption; energy and environmental conservation efforts; natural gas reduction or electrification initiatives, mandates and similar efforts; the company’s ability to successfully acquire and/or dispose of assets and projects and to execute on its capital plan; cyber-security threats and data security breaches; construction risks; equity and bond market fluctuations; changes in the company’s and its subsidiaries’ ability to access the capital markets; changes in tax legislation or our ability to use certain tax benefits and carryforwards; federal, state, and local legislative and regulatory changes, including changes to environmental standards, the enforcement of these laws and regulations and changes in the interpretation of regulations by regulatory agencies; supply chain disruptions; inflation; political or geopolitical developments, including impacts on the global economy, supply chain and fuel prices, generally, from the ongoing conflict between Russia and Ukraine; the impact from any new developments relating to the COVID-19 pandemic or any future health pandemics; current and future litigation and regulatory investigations, proceedings or inquiries; changes in accounting standards; the financial performance of American Transmission Company as well as projects in which the company’s energy infrastructure business invests; the ability of the company to obtain additional generating capacity at competitive prices; goodwill and its possible impairment; and other factors described under the heading “Factors Affecting Results, Liquidity and Capital Resources” in Management’s Discussion and Analysis of Financial Condition and Results of Operations and under the headings “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” contained in the company’s Form 10-K for the year ended December 31, 2021, and in subsequent reports filed with the Securities and Exchange Commission. Except as may be required by law, the company expressly disclaims any obligation to publicly update or revise any forward-looking information.

Tables follow

WEC ENERGY GROUP, INC.

CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended		Year Ended
	December 31		December 31
(in millions, except per share amounts)	2022	2021	2022	2021
Operating revenues	$2,558.4	$2,201.9	$9,597.4	$8,316.0

Operating expenses
Cost of sales	1,235.4	958.8	4,358.9	3,311.0
Other operation and maintenance	580.3	588.1	1,938.0	2,005.5
Depreciation and amortization	284.6	275.1	1,122.6	1,074.3
Property and revenue taxes	77.7	53.1	253.7	210.3
Total operating expenses	2,178.0	1,875.1	7,673.2	6,601.1

Operating income	380.4	326.8	1,924.2	1,714.9

Equity in earnings of transmission affiliates	46.3	31.9	194.7	158.1
Other income, net	34.7	35.5	128.8	133.2
Interest expense	150.2	113.6	515.1	471.1
Loss on debt extinguishment	—	36.3	—	36.3
Other expense	(69.2)	(82.5)	(191.6)	(216.1)

Income before income taxes	311.2	244.3	1,732.6	1,498.8
Income tax expense	59.0	20.5	322.9	200.3
Net income	252.2	223.8	1,409.7	1,298.5

Preferred stock dividends of subsidiary	0.3	0.3	1.2	1.2
Net (income) loss attributed to noncontrolling interests	0.8	0.7	(0.4)	3.0
Net income attributed to common shareholders	$252.7	$224.2	$1,408.1	$1,300.3

Earnings per share
Basic	$0.80	$0.71	$4.46	$4.12
Diluted	$0.80	$0.71	$4.45	$4.11

Weighted average common shares outstanding
Basic	315.4	315.4	315.4	315.4
Diluted	315.9	316.2	316.1	316.3

Dividends per share of common stock	$0.7275	$0.6775	$2.9100	$2.7100

WEC ENERGY GROUP, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)	December 31,	December 31,
(in millions, except share and per share amounts)	2022	2021
Assets
Current assets
Cash and cash equivalents	$28.9	$16.3
Accounts receivable and unbilled revenues, net of reserves of $199.3 and $198.3, respectively	1,818.4	1,505.7
Materials, supplies, and inventories	807.1	635.8
Prepaid taxes	201.8	182.1
Other prepayments	69.8	63.4
Other	261.7	253.4
Current assets	3,187.7	2,656.7

Long-term assets
Property, plant, and equipment, net of accumulated depreciation and amortization of $10,383.8 and $9,889.3, respectively	29,113.8	26,982.4
Regulatory assets (December 31, 2022 and December 31, 2021 include $92.4 and $100.7, respectively, related to WEPCo Environmental Trust Finance I, LLC)	3,264.6	3,264.8
Equity investment in transmission affiliates	1,909.2	1,789.4
Goodwill	3,052.8	3,052.8
Pension and OPEB assets	916.7	881.3
Other	427.3	361.1
Long-term assets	38,684.4	36,331.8
Total assets	$41,872.1	$38,988.5

Liabilities and Equity
Current liabilities
Short-term debt	$1,647.1	$1,897.0
Current portion of long-term debt (December 31, 2022 and December 31, 2021 include $8.9 and $8.8, respectively, related to WEPCo Environmental Trust Finance I, LLC)	881.2	169.4
Accounts payable	1,198.1	1,005.7
Other	884.6	680.9
Current liabilities	4,611.0	3,753.0

Long-term liabilities
Long-term debt (December 31, 2022 and December 31, 2021 include $94.1 and $102.7, respectively, related to WEPCo Environmental Trust Finance I, LLC)	14,766.2	13,523.7
Deferred income taxes	4,625.6	4,308.5
Deferred revenue, net	370.7	389.2
Regulatory liabilities	3,735.5	3,946.0
Environmental remediation liabilities	499.6	532.6
Pension and OPEB obligations	171.6	219.0
Other	1,475.3	1,203.2
Long-term liabilities	25,644.5	24,122.2

Commitments and contingencies

Common shareholders' equity
Common stock – $0.01 par value; 325,000,000 shares authorized; 315,434,531 shares outstanding	3.2	3.2
Additional paid in capital	4,115.2	4,138.1
Retained earnings	7,265.3	6,775.1
Accumulated other comprehensive loss	(6.8)	(3.2)
Common shareholders' equity	11,376.9	10,913.2

Preferred stock of subsidiary	30.4	30.4
Noncontrolling interests	209.3	169.7
Total liabilities and equity	$41,872.1	$38,988.5

WEC ENERGY GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Year Ended
	December 31
(in millions)	2022	2021
Operating activities
Net income	$1,409.7	$1,298.5
Reconciliation to cash provided by operating activities
Depreciation and amortization	1,122.6	1,074.3
Deferred income taxes and ITCs, net	280.1	151.1
Contributions and payments related to pension and OPEB plans	(15.1)	(66.3)
Equity income in transmission affiliates, net of distributions	(74.3)	(25.1)
Net change in transmission regulatory assets and liabilities	(85.8)	5.7
Net gain on disposition of assets	(66.2)	(6.2)
Change in –
Accounts receivable and unbilled revenues, net	(342.1)	(249.2)
Materials, supplies, and inventories	(171.3)	(107.2)
Amounts recoverable from customers	60.0	(82.3)
Collateral on deposit	(108.1)	4.6
Other current assets	(27.7)	17.6
Accounts payable	121.5	126.9
Other current liabilities	126.9	(17.2)
Other, net	(169.5)	(92.5)
Net cash provided by operating activities	2,060.7	2,032.7

Investing activities
Capital expenditures	(2,314.9)	(2,252.8)
Acquisition of Thunderhead Wind Energy LLC, net of cash acquired of $0.5	(382.0)	—
Acquisition of Jayhawk Wind, LLC	—	(119.9)
Acquisition of intangible assets	(19.2)	—
Capital contributions to transmission affiliates	(45.5)	—
Proceeds from the sale of assets	69.0	21.9
Proceeds from the sale of investments held in rabbi trust	15.4	18.7
Payments for American Transmission Company LLC's construction costs that will be reimbursed	(24.8)	(7.0)
Reimbursement for American Transmission Company LLC's construction costs	10.2	—
Insurance proceeds received for property damage	41.6	—
Other, net	7.8	27.3
Net cash used in investing activities	(2,642.4)	(2,311.8)

Financing activities
Exercise of stock options	33.6	15.7
Purchase of common stock	(69.2)	(33.1)
Dividends paid on common stock	(917.9)	(854.8)
Issuance of long-term debt	1,999.3	2,383.8
Retirement of long-term debt	(92.1)	(1,260.4)
Repayment of short-term loan	—	(340.0)
Change in commercial paper	(252.6)	459.2
Payments for debt extinguishment and issuance costs	(15.6)	(67.2)
Other, net	(9.1)	(9.2)
Net cash provided by financing activities	676.4	294.0

Net change in cash, cash equivalents, and restricted cash	94.7	14.9
Cash, cash equivalents, and restricted cash at beginning of year	87.5	72.6
Cash, cash equivalents, and restricted cash at end of year	$182.2	$87.5